                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                                Microtune, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  59514P 10 9
                        ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 59514P 10 9
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Douglas J. Bartek
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,859,897
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,859,897
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,859,897
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------


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Item 1

     (a) Microtune, Inc., a Delaware corporation

     (b) 2201 10th Street, Plano, TX 75074



Item 2

     (a) Douglas J. Bartek

     (b) 2201 10th Street, Plano, TX 75074

     (c) USA

     (d) Common Stock, par value $0.001 per share

     (e) 59514P 10 9

Item 3. NOT APPLICABLE

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,859,897

     (b)  Percent of class: 5.4%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 2,859,897

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 2,859,897

          (iv)  Shared power to dispose or to direct the disposition of 0

Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Reporting Person has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of 2,198,700 shares by virtue of his position as the general partner of Bartek Investments-1, Ltd.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.  Notice of Dissolution of a Group

NOT APPLICABLE


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Item 10. Certification

     (a)  Not applicable.

     (b)  Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 14, 2002
                                              ----------------------------------
                                                            Date

                                              /s/ Douglas J. Bartek
                                              ----------------------------------
                                                          Signature

                                                      Douglas J. Bartek
                                              ----------------------------------
                                                          Name/Title


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)